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                                                                   EXHIBIT 23(a)


INDEPENDENT AUDITORS' CONSENT

We consent to the use and incorporation by reference in this Registration Statement of The Alpine Group, Inc. on Form S-2 of our report dated April 7, 2003 relating to the consolidated financial statements of The Alpine Group, Inc. and subsidiaries as of and for the year ended December 31, 2002 (which report expresses an unqualified opinion and includes explanatory paragraphs relating to
(i) the adoption of a new accounting principle and (ii) the application of procedures relating to certain other disclosures of financial statement amounts related to the 2001 and 2000 consolidated financial statements that were audited by other auditors who have ceased operations and for which we have expressed no opinion or other form of assurance other than with respect to such disclosures), appearing in the Annual Report on Form 10-K of The Alpine Group, Inc. for the year ended December 31, 2002 and to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.


/s/ DELOITTE & TOUCHE LLP
DELOITTE & TOUCHE LLP
Indianapolis, Indiana
August 6, 2003